ACADIA Pharmaceuticals Inc.

Description of Executive Officer Annual Incentive Cash Compensation Program

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of ACADIA Pharmaceuticals Inc. (the “Company”) has recommended to the Board, and the Board has approved, an annual incentive cash compensation program for the Company’s executive officers. The program provides for an annual incentive cash compensation target equal to a percentage of each executive’s base salary.  The initial targets, which may adjusted by the Board, are as follows: 60% for Uli Hacksell, President and Chief Executive Officer and 40% for each of the Company’s other executive officers.  The Board will set the target percentage for any new executive officer.

Under the program, after the completion of each fiscal year, the Committee recommends to the Board for approval for each then-current executive a bonus that will be equal to an amount from 0 to 150% of the applicable target amount, which may be pro-rated for any partial year of employment. The Committee will also recommend to the Board any adjustments to the target bonus for each executive officer. In making its recommendations, the Committee assesses the level of achievement of specific criteria by the executive and the Company. These criteria include the achievement of research and development milestones, including the advancement of the Company’s clinical programs, regulatory advancement or approvals for the Company’s product candidates, commercial achievements for any Company products, the advancement of the Company’s preclinical assets toward clinical development, and other criteria the disclosure of which would reveal confidential business information and plans of the Company.